Exhibit 99.1

For Immediate Release	Contact: Tim McIntyre, Executive Vice President, Communication, Investor Relations and Legislative Affairs (734) 930-3563

Domino’s Pizza Announces Refinancing Transaction

ANN ARBOR, Michigan, May 31, 2017: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced that certain of its subsidiaries intend to complete a recapitalization transaction, which will include the refinancing of a portion of their outstanding securitization debt with a new series of securitized debt.

•	The Company’s last recapitalization occurred in October 2015 (the “2015 Recapitalization”), with the issuance of a $1.425 billion securitized financing facility consisting of $1.3 billion of fixed rate notes and $125 million of variable funding notes (the “2015 VFN Notes”) that replaced the 2012 VFN Notes (defined below).

•	The Company’s prior recapitalization before the 2015 Recapitalization occurred in March 2012 with the issuance of a $1.675 billion securitized financing facility consisting of $1.575 billion of fixed rate notes (the “2012 Notes”) and $100 million of variable funding notes (the “2012 VFN Notes”). At the end of the first fiscal quarter of 2017, there was approximately $910 million in outstanding principal amount of the 2012 Notes.

•	The Company’s subsidiaries intend to issue approximately $1.8 billion of new securitized notes (the “2017 Notes”) and to use the proceeds to prepay and retire the outstanding 2012 Notes at par, to pay transaction fees and for general corporate purposes.

•	The Company also expects to enter into a new $175 million variable funding note facility, which will replace the 2015 VFN Notes facility.

The consummation of the offering is subject to market and other conditions and is anticipated to close in the third quarter of 2017. However, there can be no assurance that we will be able to successfully complete the refinancing transaction on the terms described or at all.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the 2017 Notes or any other security. The notes to be offered have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of 14,000 stores in over 85 international markets. Domino’s had global retail sales of nearly $10.9 billion in 2016, with more than $5.3 billion in the U.S. and more than $5.5 billion internationally. In the first quarter of 2017, Domino’s had global retail sales of nearly $2.7 billion, with over $1.3 billion in the U.S. and nearly $1.4 billion internationally. Its system is comprised of independent franchise owners who accounted for over 97% of Domino’s stores as of the first quarter of 2017. Emphasis on technology innovation helped Domino’s reach an estimated $5.6 billion in global digital sales in 2016, and has produced several innovative ordering platforms, including Google Home, Facebook Messenger, Apple Watch, Amazon Echo, Twitter and text message using a pizza emoji. In late 2015, Domino’s announced the design and launch of the DXP®, a purpose-built pizza delivery vehicle, as well as Piece of the Pie Rewards™, its first digital customer loyalty program.

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Please visit our Investor Relations website at biz.dominos.com to view a schedule of upcoming earnings releases, significant announcements and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness, including the uncertainty of completing the current proposed refinancing; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product, digital ordering and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in foreign currency exchange rates; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to the current proposed refinancing and future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. These forward-looking statements speak only as of the date of this press release, and you should not rely on such statements as representing the views of the Company as of any subsequent date. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.